Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

To Whom It May Concern:

We have read the statements included in the Form S-1 dated September 23, 2010, of Linda Illumination, Inc., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the Amendment No.2 to Form S-1 insofar as they relate to our dismissal and our audits for the years ended December 31, 2008 and 2009. We are not in a position to agree or disagree with the statements in the Amendment No.2 to Form S-1 regarding the engagement of another CPA or the approval of such engagement by the Board of Directors.

Sincerely,

By:  /s/GZTY CPA Group, LLC

GZTY CPA Group, LLC